Exhibit (12)(b)
WACHOVIA CORPORATION AND SUBSIDIARIES
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
   AND PREFERRED STOCK DIVIDENDS

		Years Ended December 31,

(In millions)		2005		2004	2003	2002	2001

EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations		$9,462		7,633	6,080	4,667	2,293
Fixed charges, excluding preferred stock dividends and capitalized interest		4,971		2,701	2,309	2,414	3,734

Earnings	(A)	$14,433		10,334	8,389	7,081	6,027

Interest, excluding interest on deposits		$4,711		2,474	2,113	2,247	3,581
One-third of rents		260		227	196	167	153
Preferred stock dividends		—		—	5	19	6
Capitalized interest		—		—	—	—	—

Fixed charges (a)	(B)	$4,971		2,701	2,314	2,433	3,740

Consolidated ratios of earnings to fixed charges, excluding interest on deposits	(A)/(B)	2.90	X	3.83	3.63	2.91	1.61

INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations		$9,462		7,633	6,080	4,667	2,293
Fixed charges, excluding preferred stock dividends and capitalized interest		10,268		5,554	4,669	5,844	8,478

Earnings	(C)	$19,730		13,187	10,749	10,511	10,771

Interest, including interest on deposits		$10,008		5,327	4,473	5,677	8,325
One-third of rents		260		227	196	167	153
Preferred stock dividends		—		—	5	19	6
Capitalized interest		—		—	—	—	—

Fixed charges (a)	(D)	$10,268		5,554	4,674	5,863	8,484

Consolidated ratios of earnings to fixed charges, including interest on deposits	(C)/(D)	1.92	X	2.37	2.30	1.79	1.27

(a) The amount of fixed charges do not include other obligations which exist under Financial Accounting Standards Board Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others”.